UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
AMB PROPERTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF BUSINESS CONDUCT
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
AVAILABLE INFORMATION
OTHER MATTERS
PROXY

March 30, 2006
Dear Stockholder:
     You are cordially invited to attend the 2006 Annual Meeting of Stockholders of AMB PROPERTY CORPORATION. The Annual Meeting will be held on May 11, 2006, at 2:00 p.m., Pacific time, at AMB Property Corporation’s headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111. Information about the Annual Meeting and the matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a proxy card and return envelope.
     It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete and return your proxy card in the enclosed envelope as promptly as possible. You may also vote your proxy via the internet or by telephone. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.
     AMB’s 2005 Annual Report is also enclosed. We encourage you to read our Annual Report and hope you will find its message interesting and useful. Thank you for your continued interest in AMB.

Sincerely,

/s/ Hamid R. Moghadam

HAMID R. MOGHADAM Chairman and CEO
This proxy statement and accompanying form of proxy are first being mailed to you on or about March 30, 2006.

AMB PROPERTY CORPORATION
Pier 1, Bay 1
San Francisco, California 94111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2006

To the Stockholders of AMB Property Corporation:

TIME	2:00 p.m., Pacific time, on May 11, 2006

PLACE	AMB Property Corporation Pier 1, Bay 1 San Francisco, California 94111

ITEMS OF BUSINESS	1.	To elect ten directors to our Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

RECORD DATE	Holders of shares of our common stock of record at the close of business on March 7, 2006 are entitled to notice of and to vote at the Annual Meeting.

ANNUAL REPORT	Our 2005 Annual Report is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by one of the following methods: vote by proxy over the Internet, by telephone or by mail using the instructions on the enclosed proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

/s/ Tamra D. Browne

TAMRA D. BROWNE Senior Vice President, General Counsel and Secretary
March 30, 2006
San Francisco, California

AMB PROPERTY CORPORATION
Pier 1, Bay 1
San Francisco, California 94111
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 11, 2006

PROXY STATEMENT

INTRODUCTION
General
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of AMB Property Corporation, a Maryland corporation, of proxies from the holders of our issued and outstanding shares of common stock to be voted at the Annual Meeting of Stockholders and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held on May 11, 2006 at our global headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, beginning at 2:00 p.m., Pacific time (the “Annual Meeting”).
     At the Annual Meeting, the items of business that you will be asked to consider and vote upon are:
1.	The election of ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	Such other business as may properly come before the Annual Meeting.
     This proxy statement and accompanying form of proxy are being sent to holders of record of our common stock at the close of business on the record date, which is March 7, 2006.
     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMB PROPERTY CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.
     Our global headquarters are located at Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000. References herein to “we,” “us” and “our” refer to AMB Property Corporation and its subsidiaries, unless the context otherwise requires.
Voting and Revocation of Proxies
     Your vote is important. Because most of our stockholders cannot attend the Annual Meeting in person, it is necessary for a large number to be represented by proxy. Stockholders generally have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Check your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you. If you vote by proxy over the Internet, please be aware that you may incur costs such as telecommunications and Internet access charges for which you will be responsible. The Internet and telephone proxy voting facilities for stockholders of record will close at 8:59 p.m., Pacific time, on May 10, 2006.

     The Internet and telephone proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares of common stock are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote in person at the Annual Meeting.
     You may revoke your proxy at any time before it is exercised by timely delivering to Tamra D. Browne, the Secretary of AMB Property Corporation, a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.
     AMB Property Corporation is a corporation organized under the laws of the State of Maryland. Section 2-507 of the Maryland General Corporation Law authorizes the granting of proxies by telephone or over the Internet. Accordingly, proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Maryland law.
     All shares of common stock entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions indicated on the accompanying proxy. If no instructions are indicated on a properly completed proxy, the shares of common stock represented by that proxy will be voted as recommended by the Board of Directors.
     If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the time this proxy statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.
Stockholders Entitled to Vote
     Holders of record of our common stock at the close of business on the record date, March 7, 2006, are entitled to notice of and to vote at the Annual Meeting. As of March 7, 2006, there were 87,598,167 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Required Vote
     A majority of the shares of common stock outstanding must be represented, in person or by proxy, at the Annual Meeting to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares of our common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. For purposes of the Annual Meeting, however, there should not be any broker “non-votes” because a broker who holds shares for a beneficial owner and does not receive voting instructions from the beneficial owner generally has discretionary authority to vote on both of the proposals to be considered at the Annual Meeting.
     A plurality of the votes cast at a meeting at which a quorum is present is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker “non-votes” are not counted for purposes of the election of directors and do not have any effect on the result of the vote for the election of directors.
Cost of Proxy Solicitation
     We are soliciting proxies for the Annual Meeting from our stockholders. We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies.
     In accordance with the regulations of the U.S. Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

Advance Notice Procedures
     Deadline for Submitting Stockholder Proposals for Inclusion in Our 2007 Proxy Statement. Rule 14a-8 of the Securities Exchange Act of 1934 provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2007 annual meeting of stockholders, we must receive it no later than November 30, 2006.
     Deadline for Submitting Nominations for Director and Other Stockholder Proposals Outside of Rule 14a-8. Under our Bylaws, nominations for director may be made only pursuant to the notice of the meeting, by the Board or a committee of the Board, or by a stockholder entitled to vote who delivered notice to us not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, then, for notice to be timely, the stockholder must deliver it to us not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.
     Our Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting other than pursuant to the procedures in Rule 14a-8.
     A copy of the full text of our Bylaws may be obtained by writing to our Secretary at Pier 1, Bay 1, San Francisco, California 94111.

The date of this proxy statement is March 30, 2006.

PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board of Directors currently consists of ten directors. A majority of the Board must be independent directors as defined by the New York Stock Exchange listing standards. Our Board has adopted the New York Stock Exchange listing standards of director independence. In general, an independent director is a director who the Board affirmatively determines has no material relationship with us. Under the New York Stock Exchange’s rules, the following relationships are considered material and will cause a director to be deemed not independent:
(i)	a director who is, or within the past three years was, our employee, or who has an immediate family member who is, or within the past three years has been, one of our executive officers;

(ii)	a director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	a director who is (or has an immediate family member who is) a current partner or employee of our internal or external auditor;

(iv)	a director who has an immediate family member who is a current employee of our internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

(v)	a director who was (or has an immediate family member who was) within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

(vi)	a director who is or has been (or has an immediate family member who is or has been) within the last three years, employed as an executive officer of another company where any of our present executive officers simultaneously serve or served on that company’s compensation committee; and

(vii)	a director who is a current employee (or has an immediate family member who is a current executive officer) of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
     Our Board of Directors has affirmatively determined that eight out of ten presently elected directors (specifically, Afsaneh M. Beschloss, T. Robert Burke, David A. Cole, Lydia H. Kennard, J. Michael Losh, Frederick W. Reid, Jeffrey L. Skelton and Thomas W. Tusher) are independent directors in accordance with the New York Stock Exchange listing standards, our corporate governance principles and our Bylaws. For J. Michael Losh, a majority of our Board, including the chair of our Nominating and Governance Committee, waived the limitation contained in our corporate governance principles that no director may serve on the boards of more than five other public companies. All members of the Board serve a one-year term, which expires at the following annual meeting of stockholders when their successors are duly elected and qualified.
     The shares represented by the enclosed proxy will be voted for the election of each of the nominees named below, unless you indicate in the proxy that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement or death.
     The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting: Hamid R. Moghadam, W. Blake Baird, Afsaneh M. Beschloss, T. Robert Burke, David A. Cole, Lydia H. Kennard, J. Michael Losh, Frederick W. Reid, Jeffrey L. Skelton and Thomas W. Tusher. Each of the nominees is currently serving as a director of AMB Property Corporation. The Board of Directors recommends a vote FOR the election of each of the nominees as directors.
     Each of the nominees has consented to be named in this proxy statement and to serve as a director if elected. The principal occupation and certain other information regarding the nominees are set forth below. Information about each nominee’s share ownership is set forth under the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Nominees For Director

Hamid R. Moghadam

Age:	49

Director since:	1997

AMB Board Committees:	Member, Executive Committee

Recent business and educational experience:	One of the founders (in 1983) of the predecessor to AMB Property Corporation, Mr. Moghadam has over 25 years of experience in real estate. He is currently Chairman and Chief Executive Officer. Mr. Moghadam holds bachelor’s and master’s degrees in engineering from the Massachusetts Institute of Technology and an M.B.A. degree from the Graduate School of Business at Stanford University.

Directorships and other memberships:	Mr. Moghadam is a member of the board of directors of Plum Creek Timber Company and Stanford Management Company, is a member of the advisory board of the Wine Group and is a member of the Stanford Business School Advisory Counsel. He is a former Chair of the Executive Committee and the Board of Governors of the National Association of Real Estate Investment Trusts and the Northern California Chapter of the Young Presidents’ Organization, is a founding member of the Real Estate Roundtable, and has served on various committees of the Massachusetts Institute of Technology.

W. Blake Baird

Age:	45

Director since:	2001

AMB Board Committees:	None

Recent business and educational experience:	Mr. Baird is President and a Director of AMB Property Corporation, and Chairman of its Investment Committee. From January 1999 until December 1999, Mr. Baird served as our Chief Investment Officer. Prior to joining us in January 1999, Mr. Baird was a Managing Director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University.

Directorships and other memberships:	Mr. Baird is a member of the Young Presidents’ Organization, and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts.

Afsaneh M. Beschloss

Age:	50

Director since:	2005

AMB Board Committees:	Member, Nominating and Governance Committee

Recent business and educational experience:	Ms. Beschloss serves as President and Chief Executive Officer of The Rock Creek Group, an investment company formerly called the Carlyle Asset Management Group. From 1996 until 2001 when she founded The Rock

Creek Group, Ms. Beschloss held a number of positions at the World Bank, serving as Director of Investments and Chief Investment Officer of the World Bank and later as Treasurer. Prior to these positions, she served as Senior Manager for the Energy Sector Management Program at the World Bank and Investment Officer of the World Bank’s Investment Management Department. Ms. Beschloss also worked at J.P. Morgan, an investment bank, at Shell International, an oil and gas company, and also taught international trade at Oxford University. She holds an M.Phil (Honors) in economics from Oxford University.

Directorships and other memberships:	Ms. Beschloss is a member of the board of directors of Temple-Inland, Inc., a corrugated packaging, forest products and financial products company. Ms. Beschloss is also a member of the Board of Trustees of the Ford Foundation, a private philanthropic foundation, and is Chairman of its Investment Committee, a member of the Board of Trustees of the Colonial Williamsburg Foundation, a private historical foundation, a member of the Sesame Workshop, a non-profit educational organization, and a member of the Investment Committee at the Rockefeller Brothers Fund, a private philanthropic fund.

T. Robert Burke

Age:	63

Director since:	1997

AMB Board Committees:	Chair, Executive Committee

Recent business and educational experience:	Mr. Burke is one of the founders (in 1983) of the predecessor to AMB Property Corporation. From November 1997 to December 1999, Mr. Burke was our Chairman of the Board. He was formerly a senior real estate partner with Morrison & Foerster LLP and, for two years, served as that firm’s Managing Partner for Operations. Mr. Burke graduated from Stanford University and holds a J.D. degree from Stanford Law School.

Directorships and other memberships:	Mr. Burke is a former member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a Trustee of Stanford University. Mr. Burke is also the former Chairman of the Board of Directors of the Pension Real Estate Association. He is a member of the board of the Prime Property Fund.

David A. Cole

Age:	63

Director since:	2000

AMB Board Committees:	Chair, Compensation Committee; Member, Nominating and Governance Committee

Recent business and educational experience:	Mr. Cole was named Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates in January 1988. He retired as Chief Executive Officer in December 1998 and continued to serve as Chairman of the Board until January 2001. Mr. Cole holds a bachelor’s degree in engineering from Auburn University and has successfully completed the Advanced Management Program at Harvard Business School.

Directorships and other memberships:	Mr. Cole is Chairman Emeritus of Kurt Salmon Associates, Inc., a global management consulting firm, and is Chairman of the Board of Directors of PRG-Schultz International, Inc., a publicly traded provider of audit recovery services, and serves on their governance and nominating committee. He is also a member of the board of directors of the Voluntary Interindustry Commerce Standards Committee and the Advisory Board of Goizueza Business School at Emory University.

Lydia H. Kennard

Age:	51

Director since:	2004

AMB Board Committees:	Chair, Nominating and Governance Committee; Member, Audit Committee

Recent business and educational experience:	Since 2003, Ms. Kennard has been the chairman of KDG Development Construction Consulting, a program and construction management firm. From 1999 to 2003 and again from October 2005 to the present, Ms. Kennard has served as executive director of Los Angeles World Airports and, from 1994 to 1999, was a deputy executive director for Los Angeles World Airports. Ms. Kennard was president of KDG prior to joining the Los Angeles World Airports in 1994. Before KDG, Ms. Kennard served as an associate attorney at McKenna & Fitting, a real estate and construction law firm, and was a member of the City of Los Angeles Planning Commission. Ms. Kennard holds a juris doctorate from Harvard Law School, a master’s degree in city planning from the Massachusetts Institute of Technology, and a bachelor’s degree in urban planning and management from Stanford University.

Directorships and other memberships:	Ms. Kennard serves on the boards of IndyMac Bank, Intermec, Inc., an industrial technologies company, the UniHealth Foundation, the State of California Air Resources Board and the Board of Trustees of the University of Southern California, where she serves on the audit committee.

J. Michael Losh

Age:	59

Director since:	2003

AMB Board Committees:	Chair, Audit Committee

Recent business and educational experience:	From July 2004 until his retirement in 2005, Mr. Losh has served as interim chief financial officer of Cardinal Health, Inc., a health care products and services company. Mr. Losh spent 36 years with General Motors Corporation, most recently as Executive Vice President and Chief Financial Officer of General Motors from July 1994 through August 2000 and as chairman of GMAC, General Motor’s financial services group, from July 1994 until April 1999. He oversaw major capacity expansion programs and integrated finance functions when he served as finance director of General Motors do Brazil from 1979 to 1982 and as managing director of General Motors de Mexico from 1982 to 1984. Mr. Losh was elected Vice President of General Motors and General Manager of the Pontiac Division in July 1984, and in June 1989 was named Vice President and General Manager of the Oldsmobile Division. From 1992 to 1994, Mr. Losh served as Group Vice President in charge of North American Vehicle Sales, Service and Marketing. Mr. Losh holds a B.S. degree in Mechanical Engineering from Kettering University and an M.B.A. from Harvard University.

Directorships and other memberships:	Mr. Losh currently serves on the boards of Cardinal Health, Inc.; AON Corporation, an insurance and risk management company, where he serves on the governance and nominating and compensation committees; Masco

Corporation, a home improvement and building products company, where he serves on the audit committee; H.B. Fuller Company, a chemical manufacturer, where he serves on the audit committee; TRW Automotive Inc., an automotive product company, where he serves on the audit committee; and Metaldyne Corporation, a metal-based product company, where he serves on the audit and compensation committees.

Frederick W. Reid

Age:	55

Director since:	2003

AMB Board Committees:	Member, Compensation Committee; Member, Nominating and Governance Committee

Recent business and educational experience:	Mr. Reid is the designated Chief Executive Officer of Virgin America, a startup airline project currently in the process of formation. Mr. Reid joined Virgin America in April 2004. Previously, Mr. Reid served as President and Chief Operating Officer of Delta from May 2001 to April 2004 and served as Executive Vice President and Chief Marketing Officer of Delta from July 1998 to May 2001. Before joining Delta, Mr. Reid served as President and Chief Operating Officer of Lufthansa German Airlines from April 1997 to June 1998, as Executive Vice President from 1996 to March 1997 and as Senior Vice President, The Americas from 1991 to 1996. Between 1976 and 1991, Mr. Reid held various management positions at Pan American World Airways and American Airlines, based in Western Europe, the Middle East and South Asia. Mr. Reid holds a B.A. degree in Asian Studies from the University of California at Berkeley.

Directorships and other memberships:	He is a member of the Advisory Board for the Taub Institute for Research on Alzheimer’s Disease and the Aging Brain.

Jeffrey L. Skelton

Age:	56

Director since:	1997

AMB Board Committees:	Member, Audit Committee; Member, Executive Committee

Recent business and educational experience:	Dr. Skelton is currently President and Chief Executive Officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm. Prior to founding Symphony Asset Management in 1994, he was with Wells Fargo Nikko Investment Advisors from January 1984 to December 1993, where he served in a variety of capacities, including Chief Research Officer, Vice Chairman, Co-Chief Investment Officer and Chief Executive of Wells Fargo Nikko Investment Advisors Limited in London. Dr. Skelton has a Ph.D. in Mathematical Economics and Finance and an M.B.A. degree from the University of Chicago, and was an Assistant Professor of Finance at the University of California at Berkeley, Walter A. Haas School of Business.

Directorships and other memberships:	None.

Thomas W. Tusher

Age:	64

Director since:	1997

AMB Board Committees:	Member, Compensation Committee

Recent business and educational experience:	He was President and Chief Operating Officer of Levi Strauss & Co. from 1984 through 1996, when he retired. Previously, he was President of Levi Strauss International from 1976 to 1984. Mr. Tusher began his career at Levi Strauss in 1969. He was a director of the publicly-held Levi Strauss & Co. from 1978 to 1985, and was named a director of the privately-controlled Levi Strauss & Co. in 1989, a position he held until his retirement at the end of 1996. Prior to joining Levi Strauss & Co., Mr. Tusher was with Colgate Palmolive from 1965 to 1969. Mr. Tusher has a bachelor’s degree from the University of California at Berkeley and an M.B.A. degree from the Graduate School of Business at Stanford University.

Directorships and other memberships:	Mr. Tusher is a director of Amisfield Wine Company in New Zealand. He is a former director of Dash America (Pearl Izumi), Cakebread Cellars, Great Western Financial Corporation and the San Francisco Chamber of Commerce. He is also Chairman Emeritus and a member of the advisory board of the Walter A. Haas School of Business at the University of California at Berkeley. Mr. Tusher is also a director of the World Wildlife Fund and a former director of the Advisory Council of Stanford University’s Graduate School of Business.
Board of Directors Meetings and Attendance
     Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of our business through discussions with the Chairman of the Board and our officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
     During 2005, the Board held five meetings and acted by unanimous written consent one time. Each incumbent director attended 75% or more of the total number of meetings of the Board and the committees of the Board on which such directors served. Six directors attended the 2005 annual meeting of stockholders. We do not currently have a policy with regard to Board members’ attendance at annual meetings. The Nominating and Governance Committee selects a lead director annually from the independent directors with at least one year of service. Jeffrey L. Skelton served as lead director for the 2005 fiscal year and will continue to serve as lead director for the 2006 fiscal year.
Board Committees
     Our Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Governance Committee. Current committee charters are available on our website at http://www.amb.com, and in print to be sent to any of our stockholders upon request. Requests for such copies should be addressed to: AMB Property Corporation, Pier 1, Bay 1, San Francisco, California 94111, Attn: Investor Relations, telephone (415) 394-9000.
     Audit Committee. Our Board of Directors has a separately-designated standing Audit Committee established in accordance with section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee currently consists of three independent directors, as defined by the New York Stock Exchange’s listing standards: Mr. Losh, the chair, Dr. Skelton and Ms. Kennard. Our Board of Directors has determined that we have at least one audit committee financial expert, J. Michael Losh, serving on our Audit Committee. Our Board has determined that Mr. Losh is independent as this term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our Board has determined that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on the Audit Committee of our Board of Directors. The purposes of the Audit Committee are to (a) assist the Board in the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) our internal control environment and risk management, including our Code of Business Conduct, and (v) the performance of the independent registered public accounting firm and our internal audit function, and (b) prepare the report of the Audit Committee, which is included in this proxy statement. The Audit Committee held ten meetings during 2005.
     Compensation Committee. The Compensation Committee currently consists of three independent directors, as defined by the New York Stock Exchange’s listing standards: Mr. Cole, the chair, Mr. Tusher and Mr. Reid. The function of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our directors and executive officers. The Compensation Committee has overall responsibility for approving and evaluating our director and employee compensation plans, policies and programs, including our Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, our 2002 Stock Option and Incentive Plan, as amended, our 401(k) plan, the Amended and Restated AMB Non-Qualified Deferred Compensation Plan and any other incentive programs. During 2005, the Compensation Committee held seven meetings.
     Executive Committee. The Executive Committee currently consists of Mr. Burke, the chair, Mr. Moghadam and Dr. Skelton. The Executive Committee has the authority, within certain parameters, to acquire, dispose of and finance investments for us (including the issuance by AMB Property, L.P. of additional limited partnership units or other equity interests) and approve the execution of contracts and agreements including those related to the borrowing of money by us and generally exercise all other powers of the Board, except as prohibited by law. During 2005, the Executive Committee acted once by unanimous written consent.
     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of four independent directors, as defined by the New York Stock Exchange’s listing standards: Ms. Kennard, the chair, Mr. Cole, Mr. Reid and Ms. Beschloss. The purposes of the Nominating and Governance Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of stockholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members and chairpersons of each committee. The Nominating and Governance Committee met four times during 2005.
     To identify potential nominees for the Board, the Nominating and Governance Committee first evaluates the current members of the Board willing to continue in service. Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs. If necessary, the Nominating and Governance Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, individuals personally known to members of the Board and research. The Nominating and Governance Committee may also retain a third party to assist it in identifying potential nominees, however, the committee has not done so in the past. The Nominating and Governance Committee will also consider nominees to our Board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under “Advance Notice Procedures — Deadline for Submitting Nominations for Director and Other Stockholder Proposals Outside of Rule 14a-8”. The notice must include:
•	information regarding the stockholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the stockholder;

•	a representation that the stockholder is entitled to vote at the annual meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice;

•	the name and address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the U.S. Securities and Exchange Commission’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.
     The Nominating and Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s skills, experience and personal qualities, as well as the other factors discussed in the Nominating and Governance Committee charter, which are evaluated in the context of the perceived needs of the Board at any given point in time.

Compensation of Directors
     The Board’s overall compensation philosophy in connection with our non-employee directors is to provide a mix of cash and equity-based compensation with a total compensation level targeted at the 50th percentile of general industry and at or above the 75th percentile of our peer companies based on an analysis performed by our compensation consultant, Towers Perrin. Our officers who are also members of our Board of Directors are not paid any director’s fees nor granted equity as directors in addition to their regular employee compensation.
     For meetings held during 2005, each non-employee director received $2,000 for each meeting of the Board of Directors and $1,500 for each meeting of a committee of the Board of Directors attended, and, for their service during 2005, the chairs of the Compensation Committee and the Nominating & Governance Committee received an additional $8,000, the chair of the Audit Committee received an additional $12,000, and the chair of the Executive Committee received an additional $5,000. In addition, Dr. Skelton received an additional $8,000 for services performed as lead director. Each non-employee director is also reimbursed for reasonable expenses incurred to attend Board and committee meetings and educational programs.
     Upon initial election to the Board, each non-employee director automatically receives an initial stock option grant under our 2002 Stock Option and Incentive Plan, as amended, to purchase 20,000 shares of our common stock. This initial stock option grant fully vests on the date of the next annual meeting of stockholders and has a term of ten years within which it can be exercised.
     In addition to the directors’ automatic initial stock option grants, we grant stock options and/or restricted common stock to our non-employee directors on a discretionary basis under our 2002 Stock Option and Incentive Plan. Such stock option grants are granted at an exercise price equal to the fair market value of our common stock on the date of grant. The Board of Directors determines the amount of stock options and/or restricted stock to be granted to non-employee directors on an annual basis. In making this determination, the Board of Directors considers analyses of our compensation consultant to determine competitive director compensation practices of publicly traded real estate investment trusts and of publicly traded companies in general industry having total market capitalizations comparable to us. We expect that non-employee directors re-elected at each annual meeting of stockholders will be granted additional stock options and/or restricted stock by the Board of Directors.
     During 2005, upon re-election, each non-employee director received a subsequent grant of restricted common stock, stock options or any combination of both, at their option, valued in aggregate at $80,000 (so long as the restricted stock portion equaled at least 60% of the value of their election). In addition to her initial grant of an option to purchase up to 20,000 shares of our common stock granted on August 8, 2005, Ms. Beschloss also received 1,000 shares of our restricted common stock on September 22, 2005 as compensation for her service during 2005. All of Ms. Beschloss’ options fully vest on May 11, 2006, and her shares of restricted stock fully vest on May 11, 2006.
Vote Required
     A plurality of the votes cast at a meeting at which a quorum is present is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker “non-votes” are not counted for purposes of the election of directors and do not have any effect on the result of the vote for the election of directors. The Board recommends a vote FOR the election of each of the ten director nominees to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Upon the recommendation of the Audit Committee, our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since May 8, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.
     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our stockholders.
Fees Paid to Our Independent Registered Public Accounting Firm
     During 2004 and 2005, we retained PricewaterhouseCoopers LLP as our independent registered public accounting firm to provide services in the following categories and amounts:

	Fiscal 2004	Fiscal 2005
Audit Fees(1)	$1,745,700	$1,486,807
Audit-Related Fees(2)	107,120	172,371
Tax Fees(3)	533,596	535,274
All Other Fees(4)	1,700	2,000

Total Fees	$2,388,116	$2,196,452

(1)	Audit Fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and those of our subsidiaries, the reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees include amounts billed for assurance and related services by the auditors that are reasonably related to the performance of the audit or review of our financial statements but are not reported under “Audit Fees.” These amounts primarily relate to businessmen’s audits in connection with acquisition due diligence, consultations on financial accounting and reporting standards and the audit of our 401(k) plan.

(3)	Tax Fees include amounts billed for professional services rendered by the accountants for tax compliance, tax advice and tax planning. These amounts primarily relate to certain tax services, including tax advisory and consulting services and tax advice relating to development, acquisition and disposition activities.

(4)	All Other Fees include amounts related to technical research tools.
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year and is detailed as to the particular services or category of services. The Audit Committee has delegated pre-approval authority to its chair for instances when approval outside of the scope of services previously approved is necessary prior to an Audit Committee meeting. Our independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval authority, and the fees for the services performed to such date. In the years ended December 31, 2005 and 2004, the Audit Committee or its chair approved all of the fees paid to the independent registered public accounting firm under the categories Audit-Related, Tax and All Other Fees described above prior to the rendering of such services.
     The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining their independence, and determined it was so.

Vote Required
     The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions and broker “non-votes” are not counted for purposes of the ratification of the selection of the independent registered public accounting firm and do not have an effect on the result of the vote for this proposal. The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
The following is a biographical summary of the experience of our executive officers:

Hamid R. Moghadam

Age:	49

Position(s):	Mr. Moghadam has served as our Chief Executive Officer since November 1997 and as Chairman of the Board since January 2000.

Biographical information:	Biographical information regarding Mr. Moghadam is set forth under “Proposal 1: Election of Directors — Nominees For Director.”

W. Blake Baird

Age:	45

Position(s):	Mr. Baird has served as our President since January 2000 and as a Director since May 2001.

Biographical information:	Biographical information regarding Mr. Baird is set forth under “Proposal 1: Election of Directors — Nominees For Director.”

Michael A. Coke

Age:	38

Position(s):	Executive Vice President and Chief Financial Officer

Biographical information:	Mr. Coke joined us in 1997 and served in a variety of officer positions in our Financial Management and Reporting Department prior to becoming our Chief Financial Officer in January 1999. Prior to joining us, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur Andersen, he primarily served public and private real estate companies, including several public real estate investment trusts, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a Certified Public Accountant.

Bruce H. Freedman

Age:	57

Position(s):	Executive Vice President, Real Estate Operations

Biographical information:	Mr. Freedman joined AMB in 1995 and has over 30 years of experience in real estate finance and investment. He also serves as Vice Chairman of our Investment Committee. Mr. Freedman will retire from full-time employment with us on April 1, 2006. Before joining us, he served as President of Allmerica Realty Advisors from 1992 to 1995 and as Principal of Aldrich, Eastman & Waltch (AEW) from 1986 to 1992. Mr. Freedman is a cum laude graduate of Babson College. He is a member of the Urban Land Institute, Real Estate Finance Association, a Board member of National Association of Industrial and Office Parks (NAIOP) and holds the CRE designation from the American Society of Real Estate Counselors. His charitable and community services activities include the Bullfinch Society of Massachusetts General Hospital, Children’s Hospital of Boston, and Newton-Wellesley Hospital.

Guy F. Jaquier

Age:	47

Position(s):	Executive Vice President, President Europe & Asia

Biographical information:	Mr. Jaquier joined us in June 2000 and served as our Executive Vice President, Chief Investment Officer from June 2000 to December 31, 2005. He served as Vice Chairman of AMB Capital Partners, LLC, one of our subsidiaries from January 2001 to December 2005, and currently serves as an officer or director of a number of our other subsidiaries, including, WestRock, Ltd., the sole shareholder of AMB BlackPine Ltd., and AMB Mexico Holdings, LLC. Mr. Jaquier has over 20 years of experience in real estate finance and investments. Between 1998 and June 2000, Mr. Jaquier served as Senior Investment Officer for real estate at the California Public Employees’ Retirement System, where his responsibilities included managing a $12 billion real estate portfolio. Prior to that, Mr. Jaquier spent 15 years at Lend Lease Real Estate Investments and its predecessor, Equitable Real Estate, where he held various transactions and management positions. He holds a B.S. in Building Construction Management from the University of Washington and an M.B.A. from the Harvard Graduate School of Business Administration.

Eugene F. Reilly

Age:	45

Position(s):	Executive Vice President, President North America

Biographical information:	Mr. Reilly joined us in October 2003 and has over 20 years of experience in real estate development, acquisition, disposition, financing and leasing throughout the United States. Prior to joining us, Mr. Reilly served as Chief Investment Officer at Cabot Properties, Inc. Mr. Reilly was a founding partner of Cabot Properties, and his tenure there, including its predecessor companies, spanned from 1992 to 2003. From 1985 to 1992, Mr. Reilly served in a variety of capacities at National Development Corporation, ultimately serving as Senior Vice President. Mr. Reilly holds an A.B. in Economics from Harvard College and was a member of the National Association of Industrial and Office Parks (NAIOP) where he has served on the National Industrial Education Committee and is a former member of the board of directors of the Massachusetts chapter.

John T. Roberts, Jr.

Age:	42

Position(s):	Executive Vice President, Private Capital; President of AMB Capital Partners, LLC

Biographical information:	Mr. Roberts has over 17 years of experience in real estate finance and investment. Mr. Roberts joined us in 1997 and has served in a variety of officer positions in our Capital Markets Department and our Private Capital group. Prior to joining us, Mr. Roberts spent six years at Ameritech Pension Trust, where he held the position of Director, Real Estate Investments. His responsibilities included managing a $1.6 billion real estate portfolio and developing and implementing the trust’s real estate program. Prior to that, he worked for Richard Ellis, Inc. and has experience in leasing and sales. Mr. Roberts received a bachelor’s degree from Tulane University in New Orleans and an M.B.A. degree in finance and accounting from the Graduate School of Business at the University of Chicago.

EXECUTIVE COMPENSATION
     The following table sets forth the annual base salary rates and other compensation paid for the years ended December 31, 2005, 2004 and 2003 to the Chief Executive Officer and our five most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation						Long-Term Compensation
										Securities Underlying
						Other Annual		Restricted Stock		Annual Options		Other Annual
Name and Principal Position	Year	Salary		Bonus(1)		Compensation		Award(s)(2)		Granted(3)		Compensation
Hamid R. Moghadam	2005	$564,000		$0	(4)	$21,823	(5)	$5,005,088	(6)	0	(9)	$6,300	(12)
Chairman and CEO	2004	488,000		0	(4)	17,841	(5)	1,515,292	(7)	142,718	(10)	5,638	(12)
	2003	437,000		0	(4)	15,133	(5)	944,968	(8)	315,088	(11)	5,500	(12)

W. Blake Baird	2005	$426,500		$400,000	(13)	14,016	(5)	$2,707,939	(6)	0	(9)	$6,300	(12)
President and Director	2004	413,000		372,500		5,877	(5)	768,000	(7)	46,601	(10)	5,638	(12)
	2003	412,000		0	(13)	3,364	(5)	1,193,727	(8)	60,679	(11)	5,500	(12)

Bruce Freedman	2005	$344,000		$577,524		1,979	(5)	$1,200,000	(6)	0	(9)	$6,300	(12)
Executive Vice President,	2004	325,500		0	(14)	1,536	(5)	1,077,482	(7)	0	(10)	5,638	(12)
Operations	2003	312,000		255,000		0	(5)	499,987	(8)	0	(11)	5,500	(12)

John T. Roberts, Jr.	2005	$319,000		$0	(15)	8,248	(5)	$1,674,783	(6)	0	(9)	$6,300	(12)
Executive Vice President,	2004	300,500		273,500		4,702	(5)	764,992	(7)	0	(10)	5,638	(12)
Private Capital	2003	287,000		0	(15)	3,364	(5)	687,464	(8)	0	(11)	5,500	(12)

Michael A. Coke	2005	$319,000		$123,912	(16)	8,248	(5)	$1,232,528	(6)	29,447	(9)	$6,300	(12)
Executive Vice President	2004	300,500		208,000		4,702	(5)	309,984	(7)	0	(10)	5,638	(12)
and Chief Financial Officer	2003	287,000		125,000	(16)	3,364	(5)	568,708	(8)	33,373	(11)	5,500	(12)

Eugene F. Reilly	2005	$319,000		$495,647		1,284	(5)	$959,949	(6)	0	(9)	$6,300	(12)
Executive Vice President,	2004	263,000		62,500	(18)	1,536	(5)	493,105	(7)	0	(10)	5,638	(12)
President North America	2003	58,814	(17)	0	(18)	0	(5)	289,583	(8)	8,737	(11)	0

(1)	The Compensation Committee of the Board of Directors determined the amount of any such bonus. The bonuses for 2005 were paid in 2006. The bonuses for 2004 were paid in 2005. The bonuses for 2003 were paid in 2004. At the option of the Named Executive Officer, the officer may receive his bonus in any combination of cash, restricted shares of our common stock (valued at 125% of the cash bonus, with a three-year vesting period) or options to purchase shares of our common stock (valued at 150% of the cash bonus in 2005 and 2004 based on a standardized discounted binomial value and 135% of the cash bonus in 2003 based on our Black-Scholes value, with a three-year vesting period on options in excess of the 100% cash bonus value and immediate vesting of the remainder).

(2)	Dividends will be paid on the restricted stock granted to our directors, executive officers and other employees. As of December 31, 2005, Mr. Moghadam held 90,725 shares of our restricted stock, valued at $4,460,948, Mr. Baird held 74,848 shares of our restricted stock, valued at $3,680,276, Mr. Freedman held 61,274 shares of our restricted stock, valued at $3,012,843, Mr. Roberts held 47,672 shares of our restricted stock, valued at $2,344,032, Mr. Coke held 36,918 shares of our restricted stock, valued at $1,815,258, and Mr. Reilly held 18,502 shares of our restricted stock, valued at $909,743. Such restricted stock values are based on the closing price per share of our common stock of $49.17 on December 30, 2005. All of our restricted stock grants vest annually in either three or five equal installments assuming continued employment.

(3)	In calculating the number of our stock options that our officers received in our compensation program for (i) 2005 performance, the Compensation Committee used a value of $6.52 per share, (ii) 2004 performance, the Compensation Committee used a value of $4.12 per share, and (iii) for 2003 performance, the Compensation Committee used a value of $4.12 per share. The values for 2005 and 2004 performance were determined by our independent compensation consultant, Towers Perrin, using a discounted binomial methodology, based on a standardized set of assumptions so that our compensation was comparable to, and remained competitive with, that of our peer companies. However, for purposes of determining the impact of stock option grants on our total compensation expense, we value the number of shares subject to the stock option grants using a Black-Scholes methodology based on company-specific assumptions. The Black-Scholes value of our stock options for 2005 awards is $8.54 per share, and for 2004 awards, was $4.48 per share. For 2003 performance, we used our Black-Scholes value of our stock options, $4.12 per share, both to calculate the number of our stock options granted to our officers for 2003 awards and for purposes of expensing such stock option grants over their vesting periods. For stock option grants made to our Named Executive Officers for 2005 performance, the aggregate value of the options received using Towers Perrin’s discounted binomial methodology is $191,994, and the aggregate value of the options which we will expense over the vesting periods using our Black-Scholes methodology is $251,477.

(4)	For performance in 2005, Mr. Moghadam was awarded a bonus of $1,444,110. In lieu of receiving his 2005 bonus in cash, Mr. Moghadam elected to receive a grant of 34,767 restricted shares of our common stock. For performance in 2004, Mr. Moghadam was awarded a bonus of $506,648. In lieu of receiving his 2004 bonus in cash, Mr. Moghadam elected to receive a grant of 16,424 restricted shares of our common stock. For performance in 2003,

Mr. Moghadam was awarded a bonus of $494,939. In lieu of receiving his 2003 bonus in cash, Mr. Moghadam elected to receive an option to purchase up to 162,176 shares of our common stock.

(5)	The Named Executive Officers received reimbursements during each fiscal year for payment of taxes with respect to parking and financial planning services, which is reflected in this column. The aggregate amount of the perquisites and other personal benefits, securities or property for each of the Named Executive Officers, which is comprised of an allowance for parking and financial planning services, is less than the lesser of either $50,000 or 10% of his salary and bonus paid in such year.

(6)	Based on 2005 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock on February 6, 2006 based on the fair market value of our common stock on that date of $51.92. The grants of restricted shares were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in five equal installments, beginning on January 1, 2007. Also, certain Named Executive Officers elected to receive at least part of their 2005 bonus in restricted stock. The grants of restricted shares with respect to the 2005 bonuses were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in three equal installments, beginning on January 1, 2007. For 2005, in aggregate, Mr. Moghadam was awarded 96,400 shares of our restricted stock, Mr. Baird was awarded 52,156 shares of our restricted stock, Mr. Freedman was awarded 23,112 shares of our restricted stock, Mr. Roberts was awarded 33,257 shares of our restricted stock, Mr. Coke was awarded 23,739 shares of our restricted stock, and Mr. Reilly was awarded 18,489 shares of our restricted stock.

(7)	Based on 2004 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock on February 7, 2005 based on the fair market value of our common stock on that date of $38.56. The grants of restricted shares were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in five equal installments, beginning on January 1, 2006. Also, certain Named Executive Officers elected to receive at least part of their 2004 bonus in restricted stock. The grants of restricted shares with respect to the 2004 bonuses were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in three equal installments, beginning on January 1, 2006. For 2004, in aggregate, Mr. Moghadam was awarded 39,297 shares of our restricted stock, Mr. Baird was awarded 19,917 shares of our restricted stock, Mr. Freedman was awarded 27,943 shares of our restricted stock, Mr. Roberts was awarded 19,839 shares of our restricted stock, Mr. Coke was awarded 8,039 shares of our restricted stock, and Mr. Reilly was awarded 12,788 shares of our restricted stock.

(8)	Based on 2003 performance, each of the Named Executive Officers received a grant of restricted shares of our common stock on January 27, 2004 based on the fair market value of our common stock on that date of $35.26. The grants of restricted shares were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in five equal installments, beginning on January 1, 2005. Also, certain Named Executive Officers elected to receive at least part of their 2003 bonus in restricted stock. The grants of restricted shares with respect to the 2003 bonuses were made under the 2002 Stock Option and Incentive Plan, as amended, and vest annually in three equal installments, beginning on January 1, 2005. For 2003, in aggregate, Mr. Moghadam was awarded 26,800 shares of our restricted stock, Mr. Baird was awarded 33,855 shares of our restricted stock, Mr. Freedman was awarded 14,180 shares of our restricted stock, Mr. Roberts was awarded 19,497 shares of our restricted stock, Mr. Coke was awarded 16,129 shares of our restricted stock, and Mr. Reilly was awarded 8,917 shares of our restricted stock (which includes a grant of 6,500 restricted shares of our common stock awarded to Mr. Reilly upon commencement of his employment with us that vest annually in five equal installments).

(9)	Based on 2005 performance, certain Named Executive Officers received options to purchase shares of our common stock on February 6, 2006. All of these options become exercisable in three equal annual installments, beginning on January 1, 2007, and have a term of not more than 10 years. All option exercise prices are equal to the fair market value of our common stock on the date of grant.

(10)	Based on 2004 performance, certain Named Executive Officers received options to purchase shares of our common stock on February 7, 2005. All of these options become exercisable in three equal annual installments, beginning on January 1, 2006, and have a term of not more than 10 years. Also, certain Named Executive Officers elected to receive at least part of their 2004 bonus in options. All of these options become exercisable in three equal annual installments, beginning on January 1, 2006, and have a term of not more than 10 years. All option exercise prices are equal to the fair market value of our common stock on the date of grant.

(11)	Based on 2003 performance, certain Named Executive Officers received options to purchase shares of our common stock on January 27, 2004. All of these options become exercisable in three equal annual installments, beginning on January 1, 2005, and have a term of not more than 10 years. Also, certain Named Executive Officers elected to receive at least part of their 2003 bonus in options. All of these options become exercisable in three equal annual installments, beginning on January 1, 2004, and have a term of not more than 10 years. All option exercise prices are equal to the fair market value of our common stock on the date of grant.

(12)	Under AMB’s 401(k) Savings and Retirement Plan, the company contributed the maximum allowable matching contribution amounts under the plan for each of 2005, 2004 and 2003 to each Named Executive Officer.

(13)	For performance in 2005, Mr. Baird was awarded a bonus of $902,419. In lieu of receiving his entire 2005 bonus in cash, Mr. Baird elected to receive $400,000 in cash and a grant of 12,095 restricted shares of our common stock. For performance in 2003, Mr. Baird was awarded a bonus of $355,000. In lieu of receiving his 2003 bonus in cash, Mr. Baird elected to receive a grant of 12,585 restricted shares of our common stock.

(14)	For performance in 2004, Mr. Freedman was awarded a bonus of $262,000. In lieu of receiving his 2004 bonus in cash, Mr. Freedman elected to receive a grant of 8,493 restricted shares of our common stock.

(15)	For performance in 2005, Mr. Roberts was awarded a bonus of $571,901. In lieu of receiving his 2005 bonus in cash, Mr. Roberts elected to receive a grant of 13,768 restricted shares of our common stock. For performance in 2003, Mr. Roberts was awarded a bonus of $230,000. In lieu of receiving his 2003 bonus in cash, Mr. Roberts elected to receive a grant of 8,153 restricted shares of our common stock.

(16)	For performance in 2005, Mr. Coke was awarded a bonus of $495,647. In lieu of receiving his entire 2005 bonus in cash, Mr. Coke elected to receive $123,912 in cash and a grant of 8,948 restricted shares of our common stock. For performance in 2003, Mr. Coke was awarded a bonus of $250,000. In lieu of receiving his 2003 bonus in cash, Mr. Coke elected to receive $125,000 in cash and a grant of 4,431 restricted shares of our common stock.

(17)	Mr. Reilly commenced employment with us on October 7, 2003.

(18)	For performance in 2004, Mr. Reilly was awarded a bonus of $125,000. In lieu of receiving his entire 2004 bonus in cash, Mr. Reilly elected to receive $62,500 in cash and a grant of 2,026 restricted shares of our common stock. For performance in 2003, Mr. Reilly was awarded a bonus of $25,000. In lieu of receiving his entire 2003 bonus in cash, Mr. Reilly elected to receive a grant of 886 restricted shares of our common stock.

Option Grants Relating to the Last Fiscal Year
     The following table shows certain information relating to options to purchase shares of our common stock granted to the Named Executive Officers in connection with performance in 2005.

		Individual Grants(1)
	Number of
	Shares of	Percent of			Potential Realizable Value of
	Common Stock	Total Options			Assumed Annual Rates of Common
	Underlying	Granted to	Exercise		Share Price Appreciation for Option
	Options	Employees in	Price Per	Expiration	Term(3)
Name	Granted(#)(1)	Fiscal Year(2)	Share($)	Date	5%	10%
Hamid R. Moghadam	0	0.0%	0	0	0	0
W. Blake Baird	0	0.0%	0	0	0	0
Bruce Freedman	0	0.0%	0	0	0	0
John T. Roberts, Jr.	0	0.0%	0	0	0	0
Michael A. Coke	29,447	3.7%	51.92	2/6/2016	$1,201,895	$3,045,838
Eugene F. Reilly	0	0.0%	0	0	0	0

(1)	All options granted to Named Executive Officers with respect to 2005 were granted on February 6, 2006 and become exercisable in three equal annual installments (rounded to the nearest whole share of our common stock) on January 1, 2007, 2008 and 2009. All options granted with respect to 2005 to Named Executive Officers vest fully on January 1, 2009 and have a term of not more than 10 years. The option exercise price is equal to the fair market value of the common stock on the date of grant.

(2)	The total number of shares of common stock underlying such options used in such calculation is as of February 6, 2006, the grant date of the annual options relating to 2005 performance.

(3)	In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an increase in the price of our common stock, which would benefit all stockholders. Such amounts have been calculated as the exercise price multiplied by the respective annual assumed growth rate (compounded), less the exercise price of the underlying option, multiplied by the number of options granted.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2005.

			Individual Grants(1) Number
			of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options at		Money Options at
			December 31, 2005		December 31, 2005(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Hamid R. Moghadam	0	0	3,204,773	402,420	$80,377,439	$6,182,703
W. Blake Baird	261,200	5,524,332	396,985	127,902	$9,105,870	$1,957,844
Bruce Freedman	370,835	6,065,310	0	0	0	0
John T. Roberts, Jr.	128,482	3,245,514	338,777	21,945	$7,789,732	$483,887
Michael A. Coke	283,015	5,407,133	156,667	44,715	$3,447,511	$804,867
Eugene F. Reilly	0	0	2,913	5,824	$40,520	$81,012

(1)	Based on a price per share of our common stock of $49.17, the closing price per share on the New York Stock Exchange on December 30, 2005.

Equity Compensation Plan Information
     We have two equity compensation plans: (1) the Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and (2) the 2002 Stock Option and Incentive Plan, as amended. A total of 18,950,000 shares of common stock are reserved for issuance pursuant to the plans. Currently, awards under the stock option and incentive plans consist of non-qualified stock options and restricted shares of common stock. Our stockholders have approved both stock option and incentive plans. As of December 31, 2005:

	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted-average exercise	available for future issuance
Plan Category	outstanding options	price of outstanding options	under equity compensation plans
Equity compensation plans approved by security holders	9,148,437	$27.13716	3,872,024

Equity compensation plans not approved by security holders	None	N/A	N/A
Third Amended and Restated 1997 Stock Option and Incentive Plan
     The Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, was adopted by the Board of Directors and approved by the stockholders to enable executive officers, employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, to participate in the ownership of AMB Property Corporation. The 1997 plan is designed to attract and retain our executive officers, other key employees and directors, and to provide incentives to such persons to maximize our performance. The 1997 plan currently covers an aggregate of 8,950,000 shares of our common stock and will expire in 2007.
     Employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, may receive options, stock payments, performance awards, restricted stock, dividend equivalents, deferred stock and stock appreciation rights under the 1997 plan. Our employees and consultants also may receive stock appreciation rights under the 1997 plan. In addition, Non-Employee Directors (as defined in the 1997 plan) and our employees and consultants may receive options to purchase shares of our common stock under the 1997 plan, however, we generally are no longer issuing equity from this plan.
2002 Stock Option and Incentive Plan
     The 2002 Stock Option and Incentive Plan, as amended, was adopted by the Board of Directors on February 26, 2002 and approved by the stockholders on May 30, 2002 to enable executive officers, employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, to participate in the ownership of AMB Property Corporation. The 2002 plan is designed to attract and retain our executive officers, other employees and directors, and to provide incentives to such persons to maximize our performance. The 2002 plan currently covers an aggregate of 10,000,000 shares of our common stock and will expire in 2012.
     Employees and consultants of AMB Property Corporation and certain subsidiaries, and directors of AMB Property Corporation, may receive options, stock payments, performance awards, restricted stock, dividend equivalents, deferred stock and stock appreciation rights under the 2002 plan. Only employees of AMB Property Corporation or its subsidiaries that are corporations may receive incentive stock options under the 2002 plan. New employees employed in our U.S. offices generally receive initial grants of stock options or restricted stock under the 2002 plan when such employees begin employment with us, which vest over a number of years, assuming continued employment.
Stock Ownership Guidelines
     Because the Board of Directors of AMB Property Corporation believes strongly in linking the interests of our non-employee directors, senior officers and stockholders, the Board has established stock ownership guidelines for our non-employee directors and senior officers. The ownership guidelines specify a number of shares and/or partnership units that AMB’s non-employee directors and senior officers (Senior Vice Presidents and above) must accumulate and hold. Non-employee directors are expected to own or acquire, by the later of September 2007 or three years of first becoming a director, shares having a market value of at least $100,000. Senior officers are expected to own or acquire a certain amount of shares or units by the later of September 2009 or five years after the officer’s appointment to a senior position. The specific share and unit requirements for senior officers are based on the equity market value of a multiple of annual base salary compensation, with the higher multiples applying to executive officers having the highest levels of responsibility. Our chief executive officer is expected to hold shares and/or units worth at least five times his base salary; our president and executive vice presidents are expected to hold shares and/or units worth at least three times their base salary; and our senior vice presidents are expected to hold shares and/or units worth at least one times their base salary.
401(k) Plan
     Effective November 26, 1997, we established our Section 401(k) Savings/Retirement Plan to cover our eligible employees. The 401(k) plan currently permits our eligible employees to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. Employees at least 50 years of age by the end of 2005 were eligible to make additional 401(k) catch-up contributions to a maximum of $4,000. The employees’ elective deferrals are immediately vested and non-forfeitable upon contributions to the 401(k) plan. We currently make matching cash contributions to the 401(k) plan in an amount equal to 50% of the first 6.0% of annual compensation deferred by each employee; however, we have reserved the right to make greater matching contributions or discretionary profit sharing contributions in the future. Participants employed by us prior to January 1, 2000 vest immediately in the matching contributions, whereas participants employed by us on or after January 1, 2000 vest fully in the matching contributions on the first anniversary of the commencement of their employment with us. We made no discretionary contributions to the 401(k) plan in 2005. Our employees are eligible to participate in the 401(k) plan if they meet certain requirements concerning a minimum period of credited service. In connection with the 401(k) plan, we paid approximately $0.65 million in cash with respect to our matching contribution for the year ended December 31, 2005. Our common stock is not an investment option available to employees pursuant to the terms of the 401(k) plan. The 401(k) plan qualifies under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
Amended and Restated Non-Qualified Deferred Compensation Plan
     During 2002, we amended and restated our Non-Qualified Deferred Compensation Plan which allows our directors, management, and certain highly compensated employees, namely, our officers and the officers of certain of our affiliates, to defer receiving certain of their compensation. The Amended and Restated Non-Qualified Deferred Compensation Plan enables participants who are employees to defer up to 100% of their annual base pay and up to 100% of the cash portion of their annual bonuses on a pre-tax basis, participants who are non-employee members of our Board of Directors to defer all or a portion of their meeting fees and/or committee chairmanship fees, and participants who participate in our stock option and incentive plans to defer the receipt of certain equity-based compensation that they receive under such plans, subject to restrictions. This deferred compensation is our unsecured obligation. Participants select from various investment options available under the plan to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plan. Company stock is not an investment option available to either employees who elect to defer a portion of their annual base pay or their cash bonus or non-employee directors who elect to defer all or a portion of their meeting fees and/or chairmanship fees. When a participant defers the receipt of equity-based compensation, the amounts must be deferred in our company stock, and at no time can these deferrals into company stock be reinvested in any other investment option. Dividends earned on deferred amounts must be invested in investments options other than our common stock.
     The Company expects to adopt a new deferred compensation plan in 2006 that complies with Section 409A of the Internal Revenue Code and related regulations. During 2005, we believe that we operated our Amended and Restated Non-Qualified Deferred Compensation Plan in good faith compliance with Section 409A guidance provided by the IRS.
     We have reserved the right under The Amended and Restated Non-Qualified Deferred Compensation Plan to make discretionary matching contributions to participant accounts from time to time. We made no discretionary contributions in 2005. The participants’ elective deferrals and any matching contributions are 100% vested immediately. We pay all of the administrative costs of the plan.
     The following Named Executive Officers participate in our Non-Qualified Deferred Compensation Plan. With respect to 2005 compensation, Mr. Moghadam elected to defer 100% of his salary and 100% of the restricted stock portion of his bonus and long-term incentive award under the plan; Mr. Freedman elected to defer 50% of his salary, 100% of his cash bonus and 100% of the restricted stock portion of his bonus and long-term compensation under the plan; Mr. Roberts elected to defer 22% of his salary and 100% of the restricted stock portion of his long-term compensation under the plan; and Mr. Coke elected to defer 100% of the restricted stock portion of his bonus and long-term compensation under the plan.

Employment Agreements; Change in Control and Noncompetition Agreements
     Currently, there are no employment agreements between us and any of the Named Executive Officers. However, each of our executive officers, including Named Executive Officers, has entered into a Change in Control and Noncompetition Agreement with us which, other than in the case of Messrs. Baird, Coke, Jaquier and Reilly, became effective on November 26, 1998, and which replaced the employment agreements that generally had been entered into at the time of our initial public offering. Mr. Baird entered into such an agreement with us on January 20, 1999, his first day of employment; Messrs. Coke and Roberts entered into such agreements with us on January 1, 2000, when they became Executive Vice Presidents; Mr. Jaquier entered into such an agreement with us on June 20, 2000, his first day of employment; and Mr. Reilly entered into such an agreement with us on October 7, 2003, his first day of employment. In December 2004, each of our executive officers, including the Named Executive Officers, executed an amended and restated Change in Control and Noncompetition Agreement with us. The amended and restated agreements had an initial expiration date of November 26, 2005, but are subject to automatic one-year extensions following the expiration of the initial terms.
     As amended and restated, the agreements provide for severance payments during the term of the agreement in the event of a termination of the executive officer’s employment resulting from death, disability or termination without cause or voluntary termination for good reason within two years following a change in control (as defined in the agreements). Upon death or disability, severance benefits include base compensation, for a period of 12 months following the termination of employment, and a bonus based on the most recent amount paid. In the event of a change in control, severance benefits, payable following the change in control, include an amount equal to twice (i) annual base compensation and (ii) a bonus calculated based on the average of the most recent amounts paid over the last three years, as well as certain continuing insurance and other benefits. In addition, the amended and restated agreements provide that, among other things, (a) following a change in control, we are required to continue to provide health and dental benefits and life and disability insurance to the executive and the executive’s eligible family members for a period of 24 months following such termination, (b) we are required to make gross-up payments of excise taxes to the executive with respect to certain severance payments made to our executive officers following a change in control such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments, and (c) upon a change of control, all options, restricted stock and other awards based upon our equity securities held by the executive shall immediately become fully vested, exercisable or payable, as the case may be.
     For purposes of the agreements, a change in control will be deemed to have occurred if (i) our stockholders approve a plan of complete liquidation of AMB Property Corporation or an agreement for the sale or disposition by AMB Property Corporation of all or substantially all of our assets, or we dispose of more than 50% of our interest in AMB Property, L.P.; (ii) any person becomes the beneficial owner, directly or indirectly, of securities representing 40% or more of the combined voting power of our then outstanding securities; (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board of Directors, and any new director whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) our stockholders approve a merger or consolidation of AMB Property Corporation with any other corporation or other entity, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of AMB Property Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) where more than 50% of the directors of AMB Property Corporation or the surviving entity after such merger or consolidation were directors of AMB Property Corporation immediately before such merger or consolidation.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee currently consists of Mr. Cole, the chair, Mr. Reid and Mr. Tusher. There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of AMB Property Corporation’s or AMB Property, L.P.’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report on Executive Compensation, the Stock Performance Graph and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview
     The Compensation Committee (the “Committee”) is responsible for overseeing all of our executive management compensation. In this regard, the Committee’s role is to oversee AMB’s compensation plans and policies, annually review and determine all executive officers’ compensation, and administer AMB’s equity incentive plans (including reviewing and approving grants to AMB’s executive officers). The Committee’s charter reflects these various responsibilities, and the Committee and the Board periodically review and revise the charter. The Board determines the Committee’s membership. The Committee consists of the three directors listed below. Each director meets the independence and other similar requirements of the New York Stock Exchange and the U.S. Securities and Exchange Commission. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings. The Committee also directly engages an outside compensation consulting firm to assist the Committee in its review of the compensation for the executive officers. As part of its function, the Compensation Committee has established policies governing the compensation and benefits of all our executives. The Committee approves the compensation of our executive officers, approves the bonus plan measures and goals, and reviews an annual evaluation of our CEO to determine the CEO’s compensation. In addition the Committee reviews and makes recommendations concerning proposals by our management with respect to compensation, bonuses, employment agreements and other benefits and policies respecting such matters for our employees, including our executive officers. The Committee also administers the Third Amended and Restated 1997 Stock Option and Incentive Plan, as amended, and the 2002 Stock Option and Incentive Plan, as amended, under which grants of stock options, share appreciation rights, shares of restricted stock and other awards may be made to our employees, including the executive officers. The Committee also administers the Section 401(k) Savings and Retirement Plan and the Amended and Restated 2002 Non-Qualified Deferred Compensation Plan.
Compensation Philosophy
     The objective of our compensation programs is to compensate our employees in a manner that promotes recruiting, motivating and retaining exceptional employees. Our compensation philosophy is founded on a strong principle of pay for performance tied to shareholder value creation.
     Annual Compensation
     The compensation of most employees, including that of all officers, consists of three elements:
1.	Base Salary, which is intended to be competitive in the market for the scope and responsibilities of the job performed and which is targeted at the median level of compensation in the market for similar positions. Our peer group consists of companies that comprise the Cohen & Steers Realty Majors. Base salaries for our executive officers are reviewed annually by the Committee and adjustments may be made based on the executive’s experience, responsibilities and performance.

2.	Annual Bonus Program, which is determined based on the achievement of various corporate and individual performance goals and objectives. Our annual bonus program is a formal organization-wide incentive program that is intended to encourage teamwork and innovation, focus attention on specific business objectives and award the achievement of these objectives. Corporate and individual performance goals and objectives are generally set and communicated to our employees at the beginning of each fiscal year.

Under our annual bonus program, employees are eligible to receive annual bonuses if these corporate and individual performance objectives are achieved. Annual bonuses are paid once a year, after assessing our financial, operational and strategic performance and the employee’s individual performance. The Committee evaluates the individual performance of the Chief Executive Officer and determines his aggregate annual bonus. Based on recommendations by the Chief Executive

Officer, the Committee approves the annual bonus of the President, and based on recommendations by the Chief Executive Officer and President, the Committee approves the annual bonuses of the other executive officers. Annual bonuses provide officers with the opportunity to earn cash compensation in excess of their annual target compensation level, but only in the event that corporate and/or individual goals have been exceeded. Our officers may choose to receive all or a portion of their annual bonuses in cash, shares of restricted stock (valued at 125% of the cash bonus, with three year vesting), stock options (valued at 150% of the cash bonus, with three year vesting on the portion attributable to the value above 100% of the cash bonus and immediate vesting on the portion attributable to the 100% value of the cash bonus), or any combination of the foregoing, subject to certain limits on the aggregate number of options elected. This feature, which permits officers to take all or a portion of their bonuses in restricted stock or stock options, is designed to further align the interests of our officers with the interests of our stockholders, and to increase the retention of our officers.

The annual bonuses for each officer are weighted between the corporate and individual performance objectives based on the level of the employee. Generally, the bonuses of executive officers and other senior officers are weighted more heavily toward the achievement of corporate performance levels while the bonuses of non-senior officers and other employees are weighted more heavily toward the achievement of individual performance levels.

Corporate performance is based on certain pre-established performance objectives, which are established by the Committee in the beginning of each performance year. For 2005, the Committee measured our performance against the following five key performance objectives which were set forth in our 2005 business plan: FFO per share, operating results, capital deployment, value creation, and the success of our private capital activities.

Individual performance is measured on the basis of quantitative and qualitative performance objectives that measure an individual’s contribution to our success as outlined in their individual goals and objectives approved by their supervisor in the first quarter of the year. The annual bonus program is intended to provide incentives to create value for our stockholders and to establish and maintain a performance and achievement-oriented environment throughout the organization.

3.	Long Term Equity Incentive Program, which is intended to provide officers and other employees with incentives to maximize our long-term performance and to promote the interests of our stockholders by providing the opportunity for officers and other employees to receive, in addition to annual bonuses, grants of stock options, restricted stock or other equity-based awards upon approval of the Committee.

In determining whether to award executive officers any long-term equity incentive grants for the prior year’s performance, the Committee reviews and analyzes several factors. The Committee bases the awards on the company’s multi-year total shareholder return (TSR) relative to a peer group comprised of the Cohen & Steers Realty Majors and our other industrial peers. The Committee may also modify executive officer’s long-term equity incentive awards based on individual performance. Members of executive management receiving a long-term equity incentive award may choose to receive stock options, restricted stock or a combination of both within certain guidelines. For officers and employees below the executive level, awards are granted primarily on the basis of their individual performance for that year.

All shares of restricted stock granted with respect to the long-term equity incentive program vest over a period of five years, at a rate of one-fifth of such grant, on January 1st of each year, thereby encouraging the retention of officers and employees. Stock options awarded under the long-term equity incentive program are granted on an annual basis with an exercise price set at the fair market value of our common stock on the date of the grant and will only be of value to the officer or employee if our stock price increases over time and vest over a period of three years, at a rate of one-third of such grant, on January 1st of each year, thereby encouraging the retention of officers and employees.

In calculating the number of our stock options that an individual would receive under either the annual bonus and/or long-term equity incentive program, the Committee uses a value determined by our independent compensation consultant, Towers Perrin, using a discounted binomial methodology, based on a standardized set of assumptions so that our compensation is comparable to, and remains competitive with, that of our peer companies. For 2005 compensation, Towers Perrin’s discounted binomial value was $6.52 per share. However, for purposes of determining the impact of stock option grants on our total compensation expense, we value the number of shares subject to the stock option grants using a Black-Scholes methodology based on company-specific assumptions. For 2005, our Black-Scholes value was $8.54 per share.

Perquisites
     Each executive officer is provided company paid parking. Executive officers also are eligible to receive financial planning assistance. Each executive is required to pay 30% of the financial planning fee. AMB’s health care, insurance and other welfare programs are the same for all eligible employees, including officers. AMB has no outstanding loans to its executive officers, and since at least our initial public offering in 1997, has not made any loans to its executive officers. In addition, we will continue to comply with federal laws enacted in 2002 which prohibit the company from making any new loans to its executive officers.
Chief Executive Officer’s Compensation
     Mr. Moghadam’s compensation for 2005 was determined using the framework discussed under “Compensation Philosophy” above. In determining Mr. Moghadam’s annual bonus, the Committee applied a weighting of 80% toward our corporate performance and 20% toward his individual performance in 2005. Specifically, in awarding Mr. Moghadam his 2005 compensation, the Committee evaluated our performance measured against our 2005 business plan, Mr. Moghadam’s achievement of individual pre-established goals and relative pay versus that of our competitors’ CEOs. The Committee considered the company’s achievements for the year under Mr. Moghadam’s leadership, including the following achievements: the company (i) exceeded the peer group annualized total shareholder return metric established by the Committee; (ii) produced FFO per share results with an increase of 20% over 2004; (iii) achieved total capital deployment of $1.1 billion, which was balanced between domestic and international acquisition and development; (iv) disposed of $926.6 million of properties; (v) exceeded its business plan target for core operating NOI and ended the year at 95.8% occupancy; (vi) expanded its market penetration to include Lyon, Milan, Brussels, Rotterdam, Hamburg, Toronto, Vancouver and Shanghai; and (vii) completed a major organizational realignment while producing solid results in all areas of the business.
     Based upon such results and Mr. Moghadam’s leadership in our achievement of such results, Mr. Moghadam received in 2005 total compensation of $5,790,911, comprised of the following:

Base Salary:	$564,000

Annual Bonus:	$1,805,137 (The Committee awarded Mr. Moghadam a cash bonus in the amount of $1,444,110 which he elected to receive entirely in restricted stock. In accordance with our bonus exchange program, he receives shares equal to 125% of the value of his cash bonus. Therefore, he was awarded 34,767 shares of restricted stock valued at $51.92 per share on the date of the grant on February 6, 2006, subject to a three year vesting period.)

Long-Term Equity Incentive Award:	$3,200,000 (Mr. Moghadam chose to receive this award entirely in restricted stock. Therefore, he was awarded 61,633 shares of restricted stock at $51.92 per share on the date of the grant on February 6, 2006, subject to a five year vesting period.)

Dividends on Unvested Restricted Stock:	$154,431

401(k) Company Matching Contribution:	$6,300

Other Benefits:	$39,220 (financial counseling and parking) $21,823 (tax reimbursement for such benefits)
     Mr. Moghadam’s base salary, annual bonus, long-term incentive awards and other benefits are reviewed annually by the Committee. In determining Mr. Moghadam’s base salary for 2005, the Committee considered that his base salary for 2004 was below median salaries for peer CEOs. Thus, the Committee decided an increase was warranted in 2005 to better align his salary with our stated compensation philosophy. Mr. Moghadam does not participate in or influence the decisions of the Committee with respect to his compensation.

2005 Compensation of Other Named Executive Officers
     During 2005, the Named Executive Officers in the Summary Compensation Table were granted salary increases in accordance with the policies stated above. Annual cash incentive awards to Messrs. Baird, Freedman, Roberts, Coke and Reilly were granted at above-target levels, pursuant to achievement of individual and corporate performance objectives for 2005. In addition, these executives were granted above-target long term incentive awards to reflect our out-performance of our peer group with respect to total shareholder return.
Summary
     The Committee believes the compensation programs for our executive officers are reasonable and are competitive with compensation programs provided to similarly situated officers at our peer companies. The Committee believes the annual incentive payments made to the executive officers named in the Summary Compensation Table in respect of the year 2005 are appropriate and commensurate with the our 2005 financial and strategic performance and their individual achievements during the year. The Committee believes the long term incentive opportunities provided to our executive officers, in the form of stock options and restricted stock, are also appropriate and are awarded in a manner consistent with our philosophy of basing a substantial component of total executive compensation on the total returns realized by our stockholders.
Section 162(m)
     Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to our Chief Executive Officer and the additional four most highly compensated officers who are employed at fiscal year-end to $1.0 million per year, subject to certain performance, disclosure and stockholder requirements. Grants of stock options and restricted stock under the 2002 Stock Option and Incentive Plan, as amended, are intended to qualify as performance based compensation, which is not subject to the Section 162(m) deduction limitation. The Committee presently intends that, so long as it is consistent with our overall compensation objectives and to the extent reasonable, all executive compensation will be deductible for federal income tax purposes and, for the year ended December 31, 2005, there were no exceptions. The Committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible.
Respectfully,
David A. Cole, Chair
Frederick W. Reid
Thomas W. Tusher

Stock Performance Graph
     The following line graph compares the change in our cumulative stockholder return on shares of our common stock from December 31, 2000 to December 31, 2005, to the cumulative total return of the Standard & Poor’s 500 Stock Index and the NAREIT Equity REIT Total Return Index from December 31, 2000 to December 31, 2005. The graph assumes an initial investment of $100 in the common stock of AMB Property Corporation and each of the indices on December 31, 2000 and, as required by the U.S. Securities and Exchange Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG AMB PROPERTY CORPORATION,
S&P 500 INDEX AND NAREIT REIT TOTAL RETURN EQUITY INDEX

AUDIT COMMITTEE REPORT
Membership and Role of the Audit Committee
     The Audit Committee is currently comprised of Mr. Losh, Dr. Skelton and Ms. Kennard. Mr. Losh serves as chair of the committee. The Board of Directors has determined that each of the members of the Audit Committee meets the independence and experience requirements of our Bylaws, as well as the rules and regulations of the New York Stock Exchange and the U.S. Securities and Exchange Commission, as currently applicable to us. The Audit Committee operates under a written charter adopted by the Board of Directors, which was amended and restated on December 9, 2004.
     The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, our internal control environment and risk management and the performance of our independent registered public accounting firm and our internal audit function. Management has the primary responsibility for our financial statements and financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for performing independent audits of our financial statements and our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and an opinion on our internal control over financial reporting and our assessment of the effectiveness of internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Review of Our Audited Consolidated Financial Statements and Our Management’s Report on Internal Control Over Financial Reporting for the Year Ended December 31, 2005
     The Audit Committee has reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2005 and the audit of internal control over financial reporting and management’s assessment thereof as of December 31, 2005. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm the matters specified to be discussed by the Public Company Accounting Oversight Board in Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.
     Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements and our management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the U.S. Securities and Exchange Commission.
Respectfully,
J. Michael Losh, Chair
Jeffrey L. Skelton
Lydia H. Kennard

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of March 7, 2006, regarding the beneficial ownership of common stock and limited partnership units for (i) each person known by us to be the beneficial owner of 5% or more, in the aggregate, of our outstanding common stock and the operating partnership’s outstanding limited partnership units, (ii) each director and each Named Executive Officer and (iii) our directors and Named Executive Officers as a group. Except as indicated below, the indicated person has sole voting and investment power with respect to all of the shares of common stock and limited partnership units beneficially owned by such person.

	Number of Shares of
	Common Stock and	Number of Options	Percentage of	Percentage of Outstanding
	Units Beneficially	Exercisable Within 60	Outstanding Shares of	Shares of Common Stock
Name of Beneficial Owner (1)	Owned(2)	Days	Common Stock(3)	and Units(4)
Hamid R. Moghadam(5)	2,867,268	2,518,957	6.1	5.9
W. Blake Baird(6)	338,613	413,094	0.9	0.8
Bruce Freedman(7)	222,151	130,058	0.4	0.4
John T. Roberts, Jr.(8)	221,983	267,922	0.6	0.5
Michael A. Coke(9)	109,225	140,258	0.3	0.3
Eugene F. Reilly	38,360	5,825	0.1	*
Afsaneh M. Beschloss	1,000	0	*	*
T. Robert Burke(10)	826,854	123,919	1.1	1.0
David A. Cole (11)	18,884	93,518	0.1	0.1
Lydia H. Kennard	2,706	20,000	*	*
J. Michael Losh	7,256	47,227	0.1	0.1
Frederick W. Reid	6,606	20,000	*	*
Jeffrey L. Skelton, Ph.D.	8,894	66,849	0.1	0.1
Thomas W. Tusher	32,376	135,169	0.2	0.2
All Directors and Named Executive Officers as a group (12 persons)(12)	4,702,176	3,982,796	9.9	9.4
Morgan Stanley(13)	4,952,257	—	5.7	5.4
Barclays Global Investors, NA.(14)	4,360,684	—	5.0	4.7

*
Represents less than 0.1% of outstanding shares of common stock and limited partnership units, based on 87,598,167 shares of common stock, and 4,385,207 limited partnership units outstanding as of March 7, 2006.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o AMB Property Corporation, Pier 1, Bay 1, San Francisco, California, 94111.

(2)	Includes the number of shares of common stock and limited partnership units beneficially owned by the person, excluding options for the purchase of shares of common stock exercisable within 60 days of March 7, 2006.

(3)	The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by a person are exchanged for shares of common stock, that none of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable within 60 days of March 7, 2006 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(4)	The percentage of shares of common stock and units beneficially owned by a person assumes that all the limited partnership units held by a person are exchanged for shares of common stock, that all of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable within 60 days of March 7, 2006 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(5)	Includes 388,126 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 2,479,142 shares, Mr. Moghadam shares voting and investment power with his spouse with respect to 1,522,108 shares, 131,776 shares are indirectly held through a trust, and 667,635 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(6)	Includes 25,569 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 313,044 shares, Mr. Baird shares voting and investment power with his spouse with respect to 256,888 shares.

(7)	Includes 25,868 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 136,242 shares, 49,467 shares are indirectly held as co-trustee through a trust, and 24,848 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(8)	Includes 3,939 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 218,044 shares, 136,532 shares are held as co-trustee through a family trust, 690 shares are indirectly held through custodial accounts for his children and 48,565 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(9)	Includes 8,439 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 100,786 shares, 47,886 are held as co-trustee through a family trust, and 26,671 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(10)	Includes 235,506 limited partnership units, which are exchangeable for the same number of shares of common stock. With respect to 591,348 shares, 163,350 shares are held in custodial accounts for his children, and 1,557 shares are held through a rabbi trust pursuant to our Amended and Restated Non-Qualified Deferred Compensation Plan, for which the trustee holds all voting power.

(11)	An additional 10,441 shares of common stock are held through a custodial trust for Mr. Cole’s children, and he has disclaimed beneficial ownership of these securities.

(12)	Includes 687,447 limited partnership units, which are exchangeable for the same number of shares of common stock.

(13)	Based upon information contained in a Schedule 13G/A, which was filed with the U.S. Securities and Exchange Commission on February 15, 2006. With respect to 1,572 shares of common stock, Morgan Stanley shares voting and dispositive power. The address of Morgan Stanley is 1585 Broadway, New York, New York, 10036.

(14)	Based upon information contained in a Schedule 13G, which was filed with the U.S. Securities and Exchange Commission on January 26, 2006. The address of Barclays Global Investors, N.A. is 45 Fremont Street, 17th Floor, San Francisco, CA 94105.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     There are no relationships and/or related transactions that are reportable.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who are owners or beneficial owners of more than 10% of a registered class of our equity securities, to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Insiders are required by regulation of the U.S. Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, during the year ended December 31, 2005, all of these executive officers, directors and beneficial owners of more than 10% of a registered class of our equity securities complied with all Section 16(a) filing requirements applicable to them, except that a Form 4 was filed late for Mr. Cole reflecting the deferral of vested restricted stock into our Amended and Restated Non-Qualified Deferred Compensation Plan and a grant of restricted stock on May 12, 2005 as a result of an expired SEC filing code and for Ms. Beschloss reflecting a grant of restricted stock on September 22, 2005. Such filings were made on May 17, 2005 and October 5, 2005, respectively.
CODE OF BUSINESS CONDUCT
     We have adopted a code of business conduct that applies to our directors, officers and employees. Our code of business conduct, as well as our corporate governance principles, are available on our website at http://www.amb.com and in print to be sent to any of our stockholders upon request. Requests for such copies should be addressed to: AMB Property Corporation, Pier 1, Bay 1, San Francisco, California 94111, Attn: Investor Relations, telephone (415) 394-9000. We will promptly disclose on our website any amendments to, and waivers from, our code of business conduct relating to any of these specified officers.
STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS
     Stockholders and other parties interested in communicating directly with the lead director or with the independent directors, as a group, may do so by writing to Lead Director, AMB Property Corporation, Pier 1, Bay 1, San Francisco, California, 94111. The Nominating and Governance Committee of our Board has approved a process for handling letters received by us and addressed to the lead director or the independent directors of the Board. Under that process, our corporate Secretary reviews all such correspondence and, on a regular basis, forwards to the lead director a summary of all such correspondence along with copies of the correspondence that, in the Secretary’s opinion, deals with the functions of the Board of Directors or the committees thereof, or that the Secretary otherwise determines requires the Board’s attention. Directors may, at any time, review the log of all such correspondence that we have received and request copies of any such correspondence. Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of the chair of the Audit Committee and handled in accordance with the Audit Committee’s procedures with respect to such matters.
AVAILABLE INFORMATION
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission’s website, http://www.sec.gov. You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the period ended December 31, 2005. Requests for such copies should be addressed to: AMB Property Corporation, Pier 1, Bay 1, San Francisco, California 94111, Attn: Investor Relations, telephone (415) 394-9000.

OTHER MATTERS
     The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.
March 30, 2006
By Order of the Board of Directors,
/s/ Tamra D. Browne
TAMRA D. BROWNE
Senior Vice President, General Counsel and Secretary

Dear Stockholder:
Please take note of the important information enclosed with this proxy.
Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please mark the boxes on the proxy card to indicate how you wish your shares to be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.
Alternatively, you can vote by proxy over the Internet or by telephone. See the reverse side for instructions. AMB Property Corporation is a corporation organized under the laws of the State of Maryland. Section 2-507 of the Maryland General Corporation Law authorizes the granting of proxies over the Internet or by telephone. Accordingly, proxies granted over the Internet or by telephone, in accordance with the procedures set forth on this proxy card, will be valid under Maryland law.
Sincerely,
AMB Property Corporation

PROXY
AMB PROPERTY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of AMB Property Corporation acknowledges receipt of a copy of the Annual Report, the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated March 30, 2006, and, revoking any proxy heretofore given, hereby appoints Hamid R. Moghadam, W. Blake Baird, Michael A. Coke and Tamra D. Browne, and each of them, as proxies for the undersigned, with full power of substitution in each of them, and hereby authorizes each of them to vote all the shares of common stock of AMB Property Corporation held of record by the undersigned on March 7, 2006, at the Annual Meeting of Stockholders to be held on May 11, 2006, or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT AND FOR THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

AMB PROPERTY CORPORATION
c/o COMPUTERSHARE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
☐
Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/amb		1-877-PRX-VOTE (1-877-779-8683)
If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail	Mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope furnished for that purpose.

☑ Please mark votes as in this example.
The Board of Directors recommends a vote FOR Proposals 1 and 2.
1. Election of Directors

Nominees:	(01) Hamid R. Moghadam, (02) W. Blake Baird, (03) Afsaneh M. Beschloss, (04) T. Robert Burke, (05) David A. Cole, (06) Lydia H. Kennard, (07) J. Michael Losh, (08) Frederick W. Reid, (09) Jeffrey L. Skelton, (10) Thomas W. Tusher.

WITHHELD
FOR ALL	FROM ALL
NOMINEES	NOMINEES

☐	☐
☐
For all nominees except as noted above
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of AMB Property Corporation for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN

☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

☐ MARK HERE
FOR ADDRESS
CHANGE AND
NOTE AT LEFT
Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date: